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                                                                    Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
FNB Rochester Corp.:

           We consent to the incorporation by reference in the registration statement on Form S-4 of M&T Bank Corporation of our report dated January 25, 1999, relating to the consolidated statements of financial condition of FNB Rochester Corp. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ending December 31, 1998, which report is included in the December 31, 1998 annual report on Form 10-K of FNB Rochester Corp.

           We also consent to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
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KPMG LLP
Rochester, New York
March 26, 1999